Exhibit 5.2

Akerman LLP Three Brickell City Centre 98 Southeast Seventh Street Suite 1100 Miami, FL 33131 T: +1 305 374 5600 F: +1 305 374 5095

December 31, 2024

Ondas Holdings Inc.

One Marina Park Drive

Suite 1410

Boston, MA 02210

Re: Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Ondas Holdings Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement dated December 31, 2024 (the “Prospectus Supplement”), pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Act”). The Prospectus Supplement supplements the Company’s Registration Statement on Form S-3 (File No. 333-276852) filed with the Commission on February 2, 2024, under the Act (as such registration statement became effective on February 15, 2024 (the “Registration Statement”), including the base prospectus dated February 15, 2024 (together with the Prospectus Supplement, the “Prospectus”), relating to the registration and offering by the Company of 3% Series B-2 Senior Convertible Notes due 2026 in the aggregate original principal amount of $18.9 million (the “Notes”), which are convertible into shares (the “Underlying Securities”) of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), pursuant to the Placement Agent Agreement (the “Placement Agreement”), dated October 26, 2022, by and between the Company and Oppenheimer & Co. Inc., acting as placement agent (the “Placement Agent”), the Securities Purchase Agreement, dated October 26, 2022, as amended, modified, or waived from time to time, by and among the Company and each of the investors listed on the Schedule of Buyers attached thereto (the “Purchase Agreement”), the Indenture, dated December 3, 2024 (the “Base Indenture”), between the Company and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”), the First Supplemental Indenture, dated December 3, 2024, between the Company and the Trustee (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated December 17, 2024, between the Company and the Trustee (the “Second Supplemental Indenture”) and the Third Supplemental Indenture, dated December 31, 2024, between the Company and the Trustee (the “Third Supplemental Indenture,” together with the First Supplemental Indenture, the Second Supplemental Indenture, and the Base Indenture, the “Indenture”). All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement and exhibits thereto, including the Prospectus, (ii) the Articles of Incorporation of the Company, as amended, as currently in effect (the “Articles of Incorporation”); (iii) the Bylaws of the Company, as amended, as currently in effect (the “Bylaws”); (iv) the Placement Agreement; (v) the Purchase Agreement; (vi) the Notes; (vii) the Indenture; (viii) the Custodian Agreement, dated December 31, 2024, between the Company and the Trustee in its capacity as Custodian; and (ix) certain resolutions and written consents of the Board of Directors of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

Ondas Holdings Inc.

December 31, 2024

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

With your consent, we have assumed that none of (i) the execution, delivery and performance of any of the Placement Agreement, the Purchase Agreement, the Notes, the Indenture and the Prospectus, (ii) the terms of any of the Notes, (iii) the issuance and delivery of such Notes, including the issuance of such shares of Common Stock upon conversion of the Notes in accordance with the terms of the Purchase Agreement, Indenture and Notes or (iv) the compliance by the Company with the terms of the Notes and the Indenture will (a) violate any applicable law, rule or regulation to which the Company is then subject or the Articles of Incorporation or Bylaws, each as then in effect, (b) result in a breach of or default under any instrument or agreement then binding upon the Company or any of its properties, or (c) violate, or cause the Company not to comply with, any consent, approval, license, authorization, restriction or requirement imposed by, or any filing, recording or registration with, any court or governmental body having jurisdiction over the Company.

Based upon the foregoing and subject to the limitations set forth below, as of the date hereof, we are of the opinion that:

1.  The Indenture has been executed and delivered by the Company.

2. The Indenture is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability.

3. The Notes have been duly authorized by all necessary corporate action of the Company, and when (a) the Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and delivered and paid for against payment of the consideration therefor in accordance with the Placement Agreement and the Purchase Agreement and as contemplated by the Registration Statement, Prospectus, the Prospectus Supplement, the Indenture and such corporate action and (b) the shares of Common Stock issuable upon conversion of the Notes have been duly authorized and reserved for issuance by all necessary corporate action and in accordance with the terms of the Purchase Agreement and the terms of the Notes and the Indenture, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefit of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability.

For purposes of this opinion, we express no opinion as to matters governed by laws of any jurisdiction other than New York. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Notes will be issued in compliance with all applicable state securities or blue sky laws.

We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that affect any matters or opinions set forth herein.

We understand that you wish to file this opinion as an exhibit to the Current Report on Form 8-K dated the date hereof filed by the Company, and we hereby consent thereto. We hereby further consent to the reference to us under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Akerman LLP